Exhibit 99.1

Contact:	Cathy Engel PECO 2301 Market Street, S14-1 Philadelphia, PA 19103 215-841-5555 catherine.engel@peco-energy.com	FOR IMMEDIATE RELEASE

PECO Reaches Gas and Electric Delivery Rate Case Settlements

Settlements provide necessary funds for reliable electric & natural gas service,

customer support and low-income assistance

PHILADELPHIA (August 31, 2010) – PECO today filed joint settlement petitions with the Pennsylvania Public Utility Commission (PAPUC) reflecting agreements reached with all interested groups on the increases in natural gas and electric delivery charges beginning Jan. 1, 2011.

“We are pleased to have worked cooperatively with all involved to reach these agreements,” said Denis O’Brien, PECO president and CEO. “These settlements will help us continue to provide reliable gas and electric service and quality customer care while also managing the impact of these changes to our customers.”

The settlement reflects a $20 million overall increase in natural gas delivery rates and a $225 million increase in electric delivery rates. Specifically, with these increases PECO will:

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Continue to invest in our electric and natural gas delivery systems – replacing equipment, upgrading infrastructure and investing in new technology. We plan to invest about $1.7 billion in our electric delivery system and $380 million in our natural gas delivery system during the next 5 years – ensuring reliable service to customers and employing thousands of people in our regional workforce.

•	Continue to improve customer service, and expand our natural gas energy efficiency programs.

•	Increase assistance to low-income customers by providing more tailored assistance programs and limiting total program costs.

Based on these settlements and electricity purchases to date, PECO now estimates that total prices for residential electric customers will increase less than 10 percent. For the typical residential electric customer, the increase will be less than $8 per month. The actual prices that electric customers will pay beginning Jan. 1, 2011 will be determined following PECO’s final electricity purchases this fall.

Costs for our residential natural gas customers are now expected to increase about 8 percent. For the typical residential natural gas customer, the increase will be less than $8 per month. The final prices that natural gas customers will pay beginning Jan. 1, 2011 also will be determined later this fall.

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PECO Gas and Electric Settlement Release

This is PECO’s first electric delivery rate request since 1989 and only the second natural gas delivery rate request in 23 years. The delivery charges are the portion of the bill that covers PECO’s costs to deliver electricity and natural gas to customers. They represent about one-third of a customer’s overall bill.

The commodity charges, or the electricity and natural gas used by customers, make up the remaining two-thirds of a customer’s total bill. These charges are passed along directly to customers at exactly the price that PECO pays.

Customers can offset this increase by taking simple steps to use less energy. For example, just by replacing five incandescent bulbs with CFLs and raising the thermostat two degrees during the summer customers can save more than $8 a month – totally offsetting the expected increase.

PECO Smart Ideas, our full suite of energy-efficiency programs, has products and programs to help save energy and money:

•	PECO has discounted CFL bulbs at more than 700 area stores. These light bulbs use up to 75 percent less energy and last about 10 times longer than traditional light bulbs.

•	PECO is paying rebates to customers who purchase qualified energy-efficient electric appliances, and upgrade to high efficiency natural gas heaters and water heaters.

•	PECO is paying incentives to customers who allow us to pick up older, energy-wasting refrigerators and freezers.

•	PECO has developed an online home energy audit to help customers understand how they currently use energy and how they can use less.

PECO also offers payment options, like Budget Billing, to help customers manage their bills. Budget Billing divides energy costs evenly throughout the year. Customers also can potentially save money by choosing a competitive electric generation supplier. To learn more about shopping for a competitive electric generation supplier visit the PAPUC’s website at www.papowerswitch.com

Programs also are available to help customers who may be struggling to pay their energy bills. Through PECO’s Universal Services programs, we assist more than 130,000 low-income customers each year with reduced rates, free energy-efficiency improvements and Federal Low-Income Home Energy Assistance Program funding.

As part of the PAPUC review process, the proposed settlements will be reviewed by two administrative law judges prior to final PAPUC ruling later this year. For more information about upcoming changes in our energy market and how PECO can help, visit www.pecoanswers.com.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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